UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 1, 2010
Date of Report (Date of earliest event reported)

Compass Minerals International, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-31921	36-3972986
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer of Identification Number)

9900 West 109th Street Suite 600 Overland Park, KS 66210	66210
(Address of Principal Executive Offices)	(Zip Code)

(913) 344-9200
 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2010, Compass Minerals International, Inc. and certain of its subsidiaries (collectively, the “Company”) entered into a new senior secured credit facility to replace its existing revolving credit facility, extend the maturity of a portion of its existing term loan and effect certain other amendments to the credit facility.

The Company extended the maturity on approximately $234 million of its term loan to 2016 at a rate of 2.75 percent over LIBOR.  The remaining $156 million of the original term loan will mature in December 2012 and carries a blended rate of approximately 1.68 percent over LIBOR. The new $125 million revolving credit facility due in 2015 carries a drawn interest rate of 2.75 percent over LIBOR based on the Company’s current leverage ratio.  The revolving credit facility provides for up to $50 million available in the form of letters of credit.

Item 7.01 Regulation FD Disclosure

The disclosure contained in Item 1.01 is incorporated herein by reference.  The press release regarding the new secured credit facility is attached hereto as Exhibit 99.1.  In accordance with General Instruction B.2. of Form 8-K, the information included in this report, including Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document Description
Exhibit 99.1	Press Release dated October 4, 2010 by Compass Minerals International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 7, 2010	COMPASS MINERALS INTERNATIONAL, INC.

	By:	/s/ Rodney L. Underdown
	Name:	Rodney L. Underdown
	Its:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description
Exhibit 99.1	Press Release dated October 4, 2010 by Compass Minerals International, Inc.